EXHIBIT 99.1

MAYORS JEWELERS CELEBRATES STRONG INCREASES IN HOLIDAY SALES
New Branding and Ad Campaign Boost Figures

     SUNRISE, Fla. – (January 5, 2004) – Mayors Jewelers (Amex: MYR) enjoyed strong gross sales and comparable store sales increases in the November -December holiday season (November 2 through December 27, 2003) as compared to last year’s comparable period, announced Tom Andruskevich, Chairman, President and Chief Executive Officer. Comparable store sales during the holiday season increased 15% over the prior year period. Gross sales for the holiday season increased 14% to $40.8 million, with Mayors operating 28 stores, from $35.7 million when Mayors operated an average of 30 stores in the comparable period last year.

     Mayors’ holiday season sales eclipsed jewelry industry projections. Rapaport Research, a global analytical and forecasting consultancy for the jewelry and diamond industry, in November issued its inaugural holiday revenue forecast for U.S. jewelry sales and for luxury jewelers specifically, estimating November-December sales for those sectors would rise by 7-8% and 10%, respectively.

     Andruskevich said strong sales in the holiday season were the result of an effective re-branding and marketing initiative that included a mix of exclusive new merchandise in all stores, re-introduction of Mayors’ holiday and crown catalogues, emphasis on new and longtime clients, highly-anticipated and well-attended store events and launching Mayors’ new television advertising campaign. The first ad, “Brilliance,” featured the tagline, “True emotions are inside,” and portrayed the moment in time and touching emotion of a marriage proposal.

     “Going in, the high-end jewelry market was performing well for the first time since 9/11, so we were bullish on holiday sales,” noted Andruskevich. “International tourists are returning to our markets and people are feeling less guilty about indulging themselves or loved ones. Mayors fit right into their purchasing plans.”

     Andruskevich believes America’s whole social system is changing with people becoming a lot more family-oriented. That attitude plays well for marking special occasions, such as the holidays, with jewelry that lasts forever. Recognizing the trend, Mayors has expanded its selection of jewelry and other fine gifts that appeal to both new and established customers, while incorporating an enhanced, customer-friendly environment at its stores to make the shopping experience easier and more convenient.

     The preliminary sales results contained herein are unaudited. Mayors independent auditor has not yet completed its review procedures relative to these or any of the results of the third fiscal quarter. Mayors expects to issue an earnings release for the third fiscal quarter and year to date results the week of January 19, 2004.

     Mayors is a leading luxury retail jeweler serving Florida and Greater Atlanta. The company was founded in 1910 and has maintained the intimacy of a family-owned boutique while becoming renowned for its fine jewelry, timepieces and giftware. Mayors currently operates 28 total stores; 23 in Florida, five in Georgia.

This press release may contain “forward-looking” statements concerning expectations for sales, margins and earnings (loss). Actual results might differ materially from those projected in the forward-looking statements. Information concerning factors that could cause actual results to differ materially are set forth in Mayor’s 2002 Annual Report and in Form 10-K, 10-Q and 8-K Reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

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